As filed with the Securities and Exchange Commission on September 8, 2009.
Registration Nos. 2-33-14542
333-37580

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-8 (No. 2-33-14542)
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (No. 333-37580)
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Cooper Industries, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0355628 (I.R.S. Employer Identification No.)
600 Travis, Suite 5600
Houston, Texas
(Address of Principal Executive Offices)
Cooper Industries, Inc. Amended and Restated 1989 Employee Stock Purchase Plan
Cooper (UK) Employee Share Purchase Plan
(Full Title of the Plans)
Terrance V. Helz
Associate General Counsel and Secretary
600 Travis, Suite 5600
Houston, Texas 77002
(Name and address of agent for service)
(713) 209-8400
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment (this “Post-Effective Amendment”) relates to (i) the Registration Statement on Form S-8 (Registration No. 2-33-14542) filed by Cooper Industries, Inc. (“Cooper Ohio”) with the Securities and Exchange Commission (the “SEC”) on May 27, 1987, as amended by Post-Effective Amendment No. 1 thereto filed by Cooper Ohio with the SEC on June 15, 1989, as further amended by Post-Effective Amendment No. 2 thereto filed by Cooper Ohio with the SEC on July 21, 1999 and as further amended by Post-Effective Amendment No. 3 thereto filed by Cooper Industries, Ltd. (the “Company”) with the SEC on May 22, 2002 (as so amended, the “ESPP Registration Statement”) and (ii) the Registration Statement on Form S-8 (Registration No. 333-37580) filed by Cooper Ohio with the SEC on May 22, 2000, as amended by Post-Effective Amendment No. 1 thereto filed by the Company with the SEC on May 22, 2002 (as so amended, the “UK ESPP Registration Statement” and, together with the ESPP Registration Statement, the “Registration Statements”). The ESPP Registration Statement registered 4,800,000 Class A common shares of the Company (and associated preferred share purchase rights) (which increased to 9,600,000 as a result of the two-for-one stock split effected by the Company on March 15, 2007) issuable pursuant to options granted under the Cooper Industries, Inc. Amended and Restated 1989 Employee Stock Purchase Plan (the “ESPP”), and the UK ESPP Registration Statement registered 500,000 Class A common shares of the Company (and associated preferred share purchase rights) (which increased to 1,000,000 as a result of the two-for-one stock split effected by the Company on March 15, 2007) issuable pursuant to options granted under the Cooper (UK) Employee Share Purchase Plan (the “UK ESPP” and, together with the ESPP, the “Plans”). With respect to the ESPP Registration Statement, this is Post-Effective Amendment No. 4. With respect to the UK ESPP Registration Statement, this is Post-Effective Amendment No. 2. The Company has terminated both Plans and no options issued under either Plan remain outstanding. The Company is filing this Post-Effective Amendment to remove from registration the 3,881,770 Class A common shares (and associated preferred share purchase rights) not heretofore sold under the ESPP Registration Statement and the 989,360 Class A common shares (and associated preferred share purchase rights) not heretofore sold under the UK ESPP Registration Statement. The respective Registration Statement are hereby amended, as appropriate, to reflect the deregistration of such securities.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits
     For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment, which is incorporated into this Item 8 by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 8th day of September, 2009.

COOPER INDUSTRIES, LTD. (Registrant)
By:	/s/ Terry A. Klebe
Terry A. Klebe
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	Chairman, President and Chief Executive Officer (principal executive officer)	September 8, 2009
/s/ Terry A. Klebe Terry A. Klebe	Senior Vice President and Chief Financial Officer (principal financial officer)	September 8, 2009
/s/ Rick L. Johnson Rick L. Johnson	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	September 8, 2009
* Ivor J. Evans	Director	September 8, 2009
* Lawrence D. Kingsley	Director	September 8, 2009
* James R. Wilson	Director	September 8, 2009
* Stephen G. Butler	Director	September 8, 2009
* Dan F. Smith	Director	September 8, 2009
* Gerald B. Smith	Director	September 8, 2009
* Mark S. Thompson	Director	September 8, 2009
* Robert M. Devlin	Director	September 8, 2009

Name	Title	Date
* Linda A. Hill	Director	September 8, 2009
* James J. Postl	Director	September 8, 2009

*By	/s/ Terrance V. Helz

Terrance V. Helz
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description

24.1	Powers of Attorney*

*	Filed herewith